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                                                                     Exhibit 5.1



                       [Dewey Ballantine LLP Letterhead]



                                           November 6, 1997



Progenics Pharmaceuticals, Inc.



777 Old Saw Mill River Road



Tarrytown, New York 10591



Ladies and Gentlemen:



    We have acted as counsel to Progenics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-1, file no. 333-13627 (the "Registration Statement"), relating to the public offering of up to 2,300,000 shares (the "Shares") of the Company's Common Stock, par value $.0013 per share.



    Based on the foregoing, it is our opinion that:



    1.  The issuance of the Shares has been lawfully and duly authorized; and



    2. When the Shares have been issued, delivered and sold upon the terms stated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.



    We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in the Registration Statement.



                                     Very truly yours,



                                     /S/ DEWEY BALLANTINE LLP



                                     DEWEY BALLANTINE LLP